EXHIBIT 9(c)(12)

                                 FIRST AMENDMENT
                                     to the
                             PARTICIPATION AGREEMENT

This First Amendment, executed as of the 13th day of August, 1993, is by and among Mutual of America Life Insurance Company (the "Company"), The American Life Insurance Company of New York (the "Subsidiary") and Scudder Variable Life Investment Fund (the "Fund"); and

WHEREAS, the Company and the Fund are parties to a Participation Agreement dated December 30, 1988 on behalf of Separate Account No. 1 (the "Agreement")

WHEREAS, the Subsidiary, an indirect wholly-owned subsidiary of the Company, is engaged in the business of selling variable annuity contracts to entities engaged in business for both profit and not-for-profit, while the Company is engaged in the business of selling products to not-for-profit entities.

WHEREAS, the Company and the Fund now desire to modify the Agreements to extend the terms and conditions of the Agreements to the Subsidiary.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

      1. The opening paragraph of the Agreement is hereby amended to read as follows:

                  PARTICIPATION AGREEMENT (the "Agreement") made by and among SCUDDER VARIABLE LIFE INVESTMENT FUND (the "Fund"), a Massachusetts business trust created under a Declaration of Trust dated March 15, 1985, as amended, with a principal place of business in Boston, Massachusetts, MUTUAL OF AMERICA LIFE INSURANCE COMPANY1 a New York corporation, and THE AMERICAN LIFE INSURANCE COMPANY OF NEW YORK, a New York corporation, (together, the "Company"), each with a principal place of business in New York, New York on behalf of each of their Separate Accounts No. 1 (together, the "Account")

      2. Any notice given to the Subsidiary pursuant to Section 10 of the Agreement shall be given to The American Life Insurance Company of New York, 666 Fifth Avenue, New York, NY 10103; Attention Law Department.

      3.    The following paragraph is hereby added to Section 12.
            Miscellaneous:

                  The American Life Insurance Company of New York is an indirect wholly-owned subsidiary of Mutual of America Life Insurance Company, and each Company shall be jointly and severally responsible for obligations of the Company under the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

                                        SCUDDER VARIABLE LIFE INVESTMENT FUND


                                        By: /s/ David B. Watts
                                            ---------------------------------
                                            Name:     David B. Watts
                                            Title:    President


                                        MUTUAL OF AMERICA LIFE INSURANCE COMPANY


                                        By: /s/ [Illegible]
                                            ---------------------------------
                                            Name:
                                            Title:


                                        THE AMERICAN LIFE INSURANCE COMPANY OF
                                        NEW YORK


                                        By: /s/ [Illegible]
                                            ---------------------------------
                                            Name:
                                            Title:


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